Exhibit 10.3

RESTRICTED STOCK UNIT AWARD AGREEMENT FOR NON-EMPLOYEE DIRECTORS

UNDER THE HUBSPOT, INC.
2024 STOCK OPTION AND INCENTIVE PLAN

Name of Grantee:

No. of Restricted Stock Units:

Grant Date:

Vesting Commencement Date:

Pursuant to the HubSpot, Inc. 2024 Stock Option and Incentive Plan as amended through the date hereof (the “Plan”) and this Restricted Stock Unit Award Agreement (the “Agreement”), HubSpot, Inc. (the “Company”) hereby grants an award of the number of Restricted Stock Units listed above (an “Award”) to the Grantee named above. Each Restricted Stock Unit shall relate to one share of Common Stock, par value $0.001 per share (the “Shares”) of the Company.

1.
Restrictions on Transfer of Award. This Award may not be sold, transferred, pledged, assigned or otherwise encumbered or disposed of by the Grantee, and any Shares issuable with respect to the Award may not be sold, transferred, pledged, assigned or otherwise encumbered or disposed of until (i) the Restricted Stock Units have vested as provided in Paragraph 2 of this Agreement and (ii) Shares have been issued to the Grantee in accordance with the terms of the Plan and this Agreement.
2.
Vesting of Restricted Stock Units. Except as set forth below, the restrictions and conditions of Paragraph 1 of this Agreement shall lapse in equal quarterly installments over a one-year period from the date of grant, with the restrictions and conditions of Paragraph 1 of this Agreement lapsing with respect to the final installment on the first anniversary of such grant date (or, if earlier, immediately prior to the Company’s next annual meeting of stockholders following the grant date) so long as the Grantee remains in a Service Relationship through the applicable vesting date. The Administrator may at any time accelerate the vesting schedule specified in this Paragraph 2.

Notwithstanding the foregoing, in the event that the Grantee’s Service Relationship terminates due to the Grantee’s death, the Restricted Stock Units shall be deemed fully vested and nonforfeitable upon the date of the Grantee’s death.

3.
Termination of Service Relationship. Except as set forth above, if the Grantee’s Service Relationship terminates for any reason (including due to disability) prior to the satisfaction of the vesting conditions set forth in Paragraph 2 above, any Restricted Stock Units that have not vested as of such date shall automatically and without notice terminate and be forfeited, and neither the Grantee nor any of the Grantee’s successors, heirs, assigns, or personal representatives will thereafter have any further rights or interests in such unvested Restricted Stock Units.

Exhibit 10.3

4.
Issuance of Shares. As soon as practicable following each vesting date specified in Paragraph 2 (each such date, a “Vesting Date”) (but in no event later than two and one-half months after the end of the year in which the Vesting Date occurs), the Company shall issue to the Grantee (or in the event of the Grantee’s death, the Grantee’s designated beneficiary or the Grantee’s estate or legal heirs if the Grantee has not designated a beneficiary) the number of Shares equal to the aggregate number of Restricted Stock Units that have vested pursuant to Paragraph 2 of this Agreement on such Vesting Date and the Grantee shall thereafter have all the rights of a stockholder of the Company with respect to such Shares. No fractional Shares shall be issued.
5.
Incorporation of Plan. Notwithstanding anything herein to the contrary, this Agreement shall be subject to and governed by all the terms and conditions of the Plan, including the powers of the Administrator set forth in Section 2(b) of the Plan. Capitalized terms in this Agreement shall have the meanings specified in the Plan, unless a different meaning is specified herein.
6.
Tax Withholding. The Grantee shall, not later than the date as of which of this Award becomes includable in the gross income of the Grantee for income tax purposes, pay to the Company or its Affiliates, or make arrangements satisfactory to the Administrator for payment of, any U.S. federal, state or local, and non-U.S. or other taxes of any kind required by law to be withheld by the Company or its Affiliates with respect to the Award. The Administrator may require that the Company’s or Affiliate’s tax withholding obligation be satisfied, in whole or in part, by (i) the Company withholding from Shares to be issued pursuant to this Award a number of Shares with an aggregate Fair Market Value (as of the date the withholding is effected) that would satisfy the withholding amount due, provided, however, that the amount withheld does not exceed the maximum statutory tax rate or such lesser amount as is necessary to avoid liability accounting treatment or (ii) an arrangement whereby a certain number of Shares subject to the Award are immediately sold and proceeds from such sale are remitted to the Company in an amount that would satisfy the withholding amount due.
7.
Section 409A of the Code. This Agreement shall be interpreted in such a manner that all provisions relating to the settlement of the Award are exempt from the requirements of Section 409A as “short-term deferrals” as described in Section 409A.
8.
No Obligation to Continue Service Relationship. Neither the Company nor any Affiliate is obligated by or as a result of the Plan or this Agreement to continue the Grantee’s Service Relationship and neither the Plan nor this Agreement shall interfere in any way with the right of the Company or any Affiliate to terminate the Grantee’s Service Relationship at any time.
9.
Integration. This Agreement constitutes the entire agreement between the parties with respect to this Award and supersedes all prior agreements and discussions between the parties concerning such subject matter.
10.
Data Privacy Consent. In order to administer the Plan and this Agreement and to implement or structure future equity grants, the Company, its subsidiaries and affiliates and certain agents thereof (together, the “Relevant Companies”) may process any and all personal or professional data, including but not limited to Social Security or other identification number, home address and telephone number, date of birth and other information that is necessary or

Exhibit 10.3

desirable for the administration of the Plan and/or this Agreement (the “Relevant Information”). By entering into this Agreement, the Grantee (i) authorizes the Company to collect, process, register and transfer to the Relevant Companies all Relevant Information; (ii) waives any privacy rights the Grantee may have with respect to the Relevant Information; (iii) authorizes the Relevant Companies to store and transmit such information in electronic form; and (iv) authorizes the transfer of the Relevant Information to any jurisdiction that the Relevant Companies consider appropriate. The Grantee shall have access to, and the right to change, the Relevant Information. Relevant Information will only be used in accordance with applicable law.
11.
Notices. Notices hereunder shall be mailed or delivered to the Company at its principal place of business and shall be mailed or delivered to the Grantee at the address on file with the Company or, in either case, at such other address as one party may subsequently furnish to the other party in writing.
12.
Clawback. The Grantee acknowledges and agrees that this Award is subject in all respects to the Company’s Compensation Recovery Policy (the “Clawback Policy”), to the extent applicable, including the Company’s ability to recoup Erroneously Awarded Compensation (as defined in the Clawback Policy) thereunder. Any action by the Company to recover Erroneously Awarded Compensation under the Clawback Policy from the Grantee shall not be deemed (i) an event giving rise to a right to resign for Good Reason, if applicable, or serve as a basis for a claim of constructive termination under any benefits or compensation arrangement applicable to the Grantee or (ii) to constitute a breach of a contract or other arrangement to which the Grantee is a party. This Paragraph 12 is a material term of this Agreement.

HUBSPOT, INC.

By: Title:

The foregoing Agreement is hereby accepted and the terms and conditions thereof hereby agreed to by the undersigned. Electronic acceptance of this Agreement pursuant to the Company’s instructions to the Grantee (including through an online acceptance process) is acceptable.

Dated: <Acceptance Date>

<Electronic Signature>

<Participant Name>